Exhibit 5.1

May 30, 2007	Main (858) 450-8400
Fax (858) 450-8499
Orchestra Therapeutics, Inc.
5931 Darwin Court
Carlsbad, California 92008
Re:       Registration Statement on Form S-1 for 3,017,457 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to Orchestra Therapeutics, Inc, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 30, 2007 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”) 3,017,457 shares of the Company’s Common Stock, including (i) 800,439 outstanding shares of the Company’s Common Stock (the “Outstanding Shares”), and (ii) 2,217,018 shares of the Company’s Common Stock issuable upon exercise of Warrants (the “Warrants”) to purchase shares of the Company’s Common Stock (the “Warrant Shares”).
     This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K under the Act.
     We have examined the originals, or .pdf, photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as .pdf, photostatic or certified copies, and the authenticity of the originals of such copies.
     Based on the examination described above and subject to the assumptions stated, we are of the opinion that (i) the Outstanding Shares have been duly authorized and are legally issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and if, as and when issued upon exercise of the Warrants in accordance with the Warrants’ terms will be legally issued, fully paid and non-assessable.

Orchestra Therapeutics, Inc.
May 30, 2007

     This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.
     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Warrants, the Outstanding Shares or the Warrant Shares.
Very truly yours,
/s/ HELLER EHRMAN LLP